Exhibit (n)(4)

March 3, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated February 5, 2015 on our review of interim financial information of Apollo Investment Corporation (“the Company”) for the three and nine month periods ended December 31, 2014 and 2013 and included in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2014 is included in its preliminary prospectus supplement and final prospectus, dated February 24, 2015 and its final prospectus supplement, dated March 2, 2015.

Very truly yours,

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017